Exhibit 10.3

FORM OF TAX AND REDEMPTION INDEMNITY AGREEMENT

THIS TAX AND REDEMPTION INDEMNITY AGREEMENT (this “Agreement”) is made and entered into as of __, 2011 by and among TNP STRATEGIC RETAIL TRUST, INC., a Maryland corporation (the “REIT”), TNP STRATEGIC RETAIL OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the “Partnership”), and those certain undersigned investors that execute a counterpart signature page hereto (each a “Contributor” and collectively the “Contributors”).

WHEREAS, each Contributor directly or indirectly controls a tenant in common owner (each a “TIC Owner”) of certain real property located at 901 West Interstate Avenue, Bismarck, North Dakota 58503 and commonly known as “Pinehurst Square East” (the “Pinehurst Property”);

WHEREAS, all of the TIC Owners of the Pinehurst Property have entered into that certain Purchase and Sale Agreement and Escrow Instructions, dated as of May __, 2011 (the “Purchase Agreement”) with the Partnership, pursuant to which Purchase Agreement each TIC Owner has agreed to convey its tenant in common interest in the Pinehurst Property to TNP SRT Pinehurst East, LLC, a Delaware limited liability company (the “New Owner”), which is an indirect subsidiary of the Partnership in exchange for limited partnership interests in the Partnership (“Units”) and/or cash;

WHEREAS, in consideration for the agreement of the Contributors to make the conveyances, the parties desire to enter into this Agreement regarding certain matters as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and in the Purchase Agreement, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

“Accounting Firm” has the meaning provided in Section 3.2.

“Cash Consideration” has the meaning provided in Section 2.1(a).

“Closing Date” means the date on which the Pinehurst Property is conveyed to the New Owner.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contributor” has the meaning provided in the Preamble.

“Gain Limitation Property” means (i) the Pinehurst Property; (ii) any other property or asset hereafter acquired by the Partnership or any direct or indirect interest owned by the Partnership in any entity that owns an interest in a Gain Limitation Property, if the disposition of that property or asset would result in the recognition of Protected Gain by a Protected Partner; and (iii) any other property that the Partnership directly or indirectly receives that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Gain Limitation Property.

“New Owner” has the meaning provided in the Recitals.

“Indirect Owner” means, in the case of a Protected Partner that is an entity that is classified as a partnership, disregarded entity or subchapter S corporation for federal income tax purposes, any person owning an equity interest in such Protected Partner, and in the case of any Indirect Owner that itself is an entity that is classified as a partnership, disregarded entity or subchapter S corporation for federal income tax purposes, any person owning an equity interest in such entity.

“Partnership” has the meaning provided in the Preamble.

“Partnership Agreement” means the Limited Partnership Agreement of the Partnership, dated as of December 31, 2008, as amended.

“Partnership Interest Consideration” has the meaning provided in Section 2.1(a).

“Pinehurst Property” has the meaning provided in the Recitals.

“Protected Gain” shall mean the gain that would be allocable to and recognized by a Protected Partner under Section 704(c) of the Code in the event of the sale of a Gain Limitation Property in a fully taxable transaction. The initial amount of Protected Gain with respect to the Contributors shall be determined as if the Partnership sold the Gain Limitation Property in a fully taxable transaction on the Closing Date for consideration equal to the Section 704(c) Value of such Gain Limitation Property on the Closing Date, and is set forth on Schedule 2.1(a) hereto. Gain that would be allocated to a Protected Partner upon a sale of a Gain Limitation Property that is “book gain” (for example, any gain attributable to appreciation in the actual value of the Gain Limitation Property following the Closing Date or any gain resulting from reductions in the “book value” of the Gain Limitation Property following the Closing Date) shall not be considered Protected Gain. (As used in this definition, “book gain” is any gain that would not be required under Section 704(c) of the Code and the applicable Treasury Regulations to be specially allocated to the Protected Partners, but rather would be allocated to all partners in the Partnership, including the REIT, in accordance with their respective economic interests in the Partnership.)

“Protected Partner” means the Contributors and any person who (i) acquires Units from a Protected Partner in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis for federal income tax purposes is determined in whole or in part by reference to the adjusted basis of the Protected Partner in such Units, (ii) has notified the Partnership of its status as a Protected Partner and (iii) provides all documentation reasonably requested by the Partnership to verify such status, but excludes any person that ceases to be a Protected Partner pursuant to this Agreement.

“REIT” has the meaning provided in the Preamble.

“Redemption Discount Right” has the meaning provided in Section 2.2(a).

“Redemption Fee Right” has the meaning provided in Section 2.2(a).

“Section 704(c) Value” means the fair market value of any Gain Limitation Property as of the Closing Date, as determined by the Partnership. The Partnership shall initially carry the Gain Limitation Property on its books at a value equal to the Section 704(c) Value as set forth in the preceding sentence.

“Subsidiary” means the New Owner and any other entity that thereafter is a successor to the Partnership’s direct or indirect interests in a Gain Limitation Property.

“Successor Partnership” has the meaning provided in Section 2.1(b).

“Tax Protection Period” means the period commencing on the Closing Date and ending on the fifth anniversary thereof; provided, however, that with respect to a Protected Partner, the Tax Protection Period shall terminate at such time as such Protected Partner has disposed of 50% or more of the Units received, directly or indirectly, pursuant to the Purchase Agreement by such Protected Partner in a taxable transaction.

“TIC Owner” has the meaning provided in the Recitals.

“Units” has the meaning provided in the Recitals.

ARTICLE 2

AGREEMENTS REGARDING THE PINEHURST PROPERTY AND THE UNITS

2.1 Restrictions on Disposition of the Pinehurst Property.

(a) The Partnership agrees for the benefit of each Protected Partner, for the term of the Tax Protection Period, not to directly or indirectly sell, exchange, transfer, or otherwise dispose of a Gain Limitation Property or any interest therein, without regard to whether such disposition is voluntary or involuntary, in a transaction that would cause any Protected Partner to recognize any Protected Gain.

Without limiting the foregoing, the term “sale, exchange, transfer or disposition” by the Partnership shall be deemed to include, and the prohibition shall extend to:

(i)	any direct or indirect disposition by any direct or indirect Subsidiary of any Gain Limitation Property or any interest therein;

(ii)	any direct or indirect disposition by the Partnership of any Gain Limitation Property (or any direct or indirect interest therein) that is subject to Section 704(c)(1)(B) of the Code and the Treasury Regulations thereunder; and

(iii)	any distribution by the Partnership to a Protected Partner that is subject to Section 737 of the Code and the Treasury Regulations thereunder.

Without limiting the foregoing, a disposition shall include any transfer, voluntary or involuntary, by the Partnership or any Subsidiary in a foreclosure proceeding, pursuant to a deed in lieu of foreclosure, or in a bankruptcy proceeding.

Notwithstanding the foregoing, this Section 2.1 shall not apply to a voluntary, actual disposition by a Protected Partner of Units in connection with a merger or consolidation of the Partnership pursuant to which (1) the Protected Partner is offered as consideration for the Units either cash or property treated as cash pursuant to Section 731 of the Code (“Cash Consideration”) or partnership interests and the receipt of such partnership interests would not result in the recognition of gain for federal income tax purposes by the Protected Partner (“Partnership Interest Consideration”); (2) the Protected Partner has the right to elect to receive solely Partnership Interest Consideration in exchange for his Units and the continuing partnership has agreed in writing to assume the obligations of the Partnership under this Agreement; (3) no Protected Gain is recognized by the Partnership as a result of any partner of the Partnership receiving Cash Consideration; and (4) the Protected Partner elects or is deemed to elect to receive solely Cash Consideration.

(b) Notwithstanding the restriction set forth in this Section 2.1, the Partnership and any Subsidiary may dispose of any Gain Limitation Property (or any interest therein) if such disposition qualifies as a “like-kind exchange” under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes (a “Successor Partnership”)) that, as to each of the foregoing, does not result in the recognition of any taxable income or gain to any Protected Partner with respect to any of the Units; provided, however, that in the case of a “like-kind exchange” under Section 1031 of the Code, if such exchange is with a “related party” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Gain Limitation Property or any other transaction prior to the expiration of the two (2) year period following such exchange that would cause Section 1031(f)(1) of the Code to apply with respect to such Gain Limitation Property (including by reason of the application of Section 1031(f)(4) of the Code) shall be considered a violation of this Section 2.1 by the Partnership.

2.2 Discount Applicable to the Redemption of Units – Cash Amount Value.

(a) Pursuant to Section 8.5 of the Partnership Agreement, upon exercise of the redemption right set forth therein by a holder of Units, the REIT is entitled to require that (i) the cash consideration paid to any redeemer be discounted by a percentage to be determined by the REIT in its sole and absolute discretion (the “Redemption Discount Right”), and (ii) the

Company and/or REIT be paid a redemption fee by any redeemer as determined by the REIT in its sole and absolute discretion (the “Redemption Fee Right”).

(b) In the event that any Protected Partner elects to redeem its Units pursuant to Section 8.5 of the Partnership Agreement, the REIT agrees that it shall not exercise its Redemption Discount Right or the Redemption Fee Right.

(c) The parties acknowledge and agree that the Protected Partners received their Units from Company in connection with their sale of the Pinehurst Property to Company, and the value of such Units were set at $9.00 per Unit, while the value of the common stock currently being offered by the General Partner is offered at $10.00. Accordingly, the parties agree that for purposes of calculating the cash amount in connection with any Protected Partner’s redemption of Units while the existing offering of the General Partner’s common stock is ongoing, the cash amount shall be determined by using the price per Unit offered by the Company to acquire the Pinehurst Property, which is equal to $9.00 and not the current price per share of common stock offered by the General Partner.

ARTICLE 3

REMEDIES FOR BREACH

3.1 Monetary Damages.

(a) In the event that the Partnership breaches its obligations set forth in Section 2.1 with respect to a Protected Partner, the Protected Partner’s sole right shall be to receive from the Partnership, and the Partnership shall pay to such Protected Partner as damages, an amount equal to the aggregate federal state, and local income taxes incurred by the Protected Partner or an Indirect Owner with respect to the Protected Gain that is allocable to such Protected Partner under the Partnership Agreement as a result of the disposition of the Gain Limitation Property.

For purposes of computing the amount of federal, state, and local income taxes required to be paid by a Protected Partner (or Indirect Owner), (i) any deduction for state income taxes payable as a result thereof actually allowed in computing federal income taxes shall be taken into account, and (ii) a Protected Partner’s (or Indirect Owner’s) tax liability shall be computed using the highest federal, state and local marginal income tax rates that would be applicable to such Protected Partner’s (or Indirect Owner’s) taxable income (taking into account the character and type of such income or gain) for the year with respect to which the taxes must be paid, without regard to any deductions, losses or credits that may be available to such Protected Partner (or Indirect Owner) that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the Protected Partner (or Indirect Owner) to offset other income, gain or taxes of the Protected Partner(or Indirect Owner), either in the current year, in earlier years, or in later years).

(b) In the event that the Partnership breaches its obligations set forth in Section 2.2 with respect to a Protected Partner, the Protected Partner’s sole right, in the event the Redemption Discount Right is exercised, shall be to receive from the Partnership, and the Partnership shall pay to such Protected Partner as damages, an amount equal to the product of (a) a number equal to difference between (i) the fair market value of a shares of common stock of the REIT on the date that the Partnership receives the Protected Partner’s notice of redemption (which shall equal the listed value of the common stock if the common stock is listed on an exchange, or the most recent offering price per share offered by the REIT in connection with an offering of its common stock, if the common stock is not listed on an exchange) , and (ii) the value of a Unit as discounted by the Partnership and/or the REIT pursuant to the Redemption Discount Right, multiplied by (b) the amount of Units sought to be redeemed by the notice of redemption supplied by the Protected Partner. In the event that the Partnership breaches its obligations set forth in Section 2.2 with respect to a Protected Partner, the Protected Partner’s sole right, in the event the Redemption Fee Right is exercised, shall be to receive from the Partnership, and the Partnership shall pay to such Protected Partner as damages, an amount equal to the redemption fee charged by the REIT and/or Company in connection with such redemption.

3.2 Process for Determining Damages.

If the Partnership has breached or violated any of the covenants set forth in Article 2 (or a Protected Partner asserts that the Partnership has breached or violated any of the covenants set forth in Article 2), the Partnership and the Protected Partner (or Indirect Owner) agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Protected Partner (or Indirect Owner) under Section 3.1. If any such disagreement cannot be resolved by the Partnership and such Protected Partner (or Indirect Owner) within sixty (60) days after the receipt of notice from the Partnership of such breach and the amount of income to be recognized by reason thereof, in the case of a breach of Section 2.1, or the amount of damages to be received, in the case of a breach of Section 2.2 (or, if applicable, receipt by the Partnership of an assertion by a Protected Partner that the Partnership has breached or violated any of the covenants set forth in Article 2), the Partnership and the Protected Partner shall jointly retain a nationally recognized independent public accounting firm (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of any of the covenants set forth Article 2, has occurred and, if so, the amount of damages to which the Protected Partner is entitled as a result thereof, determined as set forth in Section 3.2). All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of any of the covenants set forth in Article 2 and the amount of damages payable to the Protected Partner under Section 3.1 shall be final, conclusive and binding on the Partnership and the Protected Partner. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Partnership and the Protected Partner, provided that if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) higher than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Partnership and if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) less than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Protected Partner.

3.3 Time for Payment. The Partnership shall provide to each affected Protected Partner notice of the transaction or event giving rise to the incursion of tax consequences to such Protected Partner not later than at such time as the Partnership provides to the Protected Partners the IRS Schedule K-1’s to the Partnership’s federal income tax return, which shall constitute notice of such transaction for purposes of this Agreement. All payments required under this Article 3 to any Protected Partner shall be made to such Protected Partner on or before April 15 of the year following the year in which the gain recognition event giving rise to such payment took place. In the event of a payment required after the date required pursuant to this Section 3.3, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the “prime rate” of interest, as published in the Wall Street Journal (or if no longer published there, as announced by Citibank) effective as of the date the payment is required to be made.

3.4 Loss of Damages for Failure to Provide Tax Basis Information. Notwithstanding anything to the contrary in this Agreement, a Contributor (and any Protected Partner that is a successor to the Contribution) shall not be entitled to any damages for any breach of this Agreement if the Contributor fails to provide any information that the Partnership reasonably determines is necessary to determine the Contributor’s adjusted tax basis in its tenant-in-common interest in the Gain Limitation Property held by its TIC Owner as of the Closing Date.

ARTICLE 4

SECTION 704(C) METHOD AND ALLOCATION

4.1 Application of “Traditional Method with Curative Allocations”. Notwithstanding any provision of the Partnership Agreement, the Partnership shall use the “traditional method with curative allocations” under Treasury Regulations section 1.704-3(c) for purposes of making all allocations under Section 704(c) of the Code with respect to any Gain Limitation Property.

ARTICLE 5

AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS;

APPROVAL OF CERTAIN TRANSACTIONS

5.1 Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between either the Partnership or the REIT and another entity) except by a written instrument signed by the REIT, the Partnership, and each of the Protected Partners to be subject to such amendment.

5.2 Waiver. Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner, in its sole discretion, may waive the payment of any damages that is otherwise payable to such Protected Partner pursuant to Article 3 hereof. Such a waiver shall be effective only if obtained in writing from the affected Protected Partner.

ARTICLE 6

MISCELLANEOUS

6.1 Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

6.2 Assignment. No party hereto shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.

6.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Protected Partners and their respective successors and permitted assigns, whether so expressed or not, to the extent that such successors or permitted assigns are controlled by or under common control with the predecessor or assignor Protected Partner or such successors are the heirs or devisees of such Protected Partner. This Agreement shall be binding upon the REIT, the Partnership, and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder. Nothing herein shall preclude the REIT or the Partnership from engaging in any merger, sale or other disposition of the Property; provided however, that the REIT and the Partnership covenant with and for the benefit of the Protected Partners not to undertake any transfer of all or substantially all of the assets of either entity (whether by merger, transfer, spin-off or otherwise) unless the transferee has acknowledged in writing and agreed in writing to be bound by this Agreement.

6.4 Modification; Waiver. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

6.5 Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

6.6 Notices. All notices and other communications given or made pursuant hereto shall be given in accordance with the terms of the Partnership Agreement.

6.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

6.8 Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of Delaware, without regard to the choice of law provisions thereof.

6.9 Consent to Jurisdiction; Enforceability. This Agreement and the duties and obligations of the parties hereunder shall be enforceable against any of the parties in the courts of the State of Delaware. For such purpose, each party hereto and the Protected Partners hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts. Each party hereto hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

6.10 Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

6.11 Costs of Disputes. Except as otherwise expressly set forth in this Agreement, the nonprevailing party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.

IN WITNESS WHEREOF, the REIT, the Partnership and the Contributors have caused this Agreement to be signed by their respective officers, general partners, or delegates thereunto duly authorized all as of the date first written above.

TNP STRATEGIC RETAIL TRUST, INC., a Maryland corporation

By:
Name:
Title:

TNP STRATEGIC RETAIL OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	TNP Strategic Retail Trust, Inc., a Maryland corporation
Its:	General Partner

By:
Name:
Title:

[Signature page to Tax and Redemption Indemnity Agreement]

Schedule 2.1( a) */

Estimated Initial Protected Gain for each Contributor

Name of Contributor	Initial Protected Gain

*/	The Partnership will endeavor in good faith to complete this schedule within 90 days after the Closing Date